                                                                                                 Exhibit 99.2

LYNCH CORPORATION AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS  (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               LGL GROUP, INC.
                                                               UNAUDITED PROFORMA CONSOLIDATED
                                                               CONDENSED STATEMENTS OF OPERATIONS
                                                               YEAR ENDED DECEMBER 31,  2005

                                                                       (1)                (2)
                                                   as reported  reflects activity      sfas 123R    Proforma
                                                                of Lynch Systems     adjustment
                                                    -----------  ----------------    ---------   -----------

SALES AND REVENUES                                  $    46,183    $    11,132                   $    35,051
COST OF SALES                                            31,448          6,975                        24,473
                                                    -----------    -----------          -----    -----------
GROSS PROFIT                                             14,735          4,157                        10,578
SELLING, GENERAL AND ADMIN  EXPENSES                     13,557          3,723            340         10,174
                                                    -----------    -----------          -----    -----------
OPERATING INCOME (LOSS)                                   1,178            434           (340)           404

INVESTMENT INCOME                                           608             16                           592
INTEREST (EXPENSE)                                         (847)          (148)                         (699)
OTHER INCOME (EXPENSE)                                       62             (1)                           63
                                                    -----------    -----------          -----    -----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES         1,001            301           (340)           360

PROVISION FOR FEDERAL INCOME TAXES                          209           (115)                          324
                                                    -----------    -----------          -----    -----------

NET INCOME (LOSS)                                         1,210            186           (340)           684
                                                    ===========    ===========          =====    ===========
weighted average shares outstanding                   1,647,577                                    1,647,577
Earnings Per Share                                  $      0.73                                  $      0.42

(1) represents the elimination of the revenue and other costs associated with Lynch Systems which was sold on
June 19, 2007

(2) represents the effect of having implemented SFAS 123R as of January 1, 2005.